Exhibit 99.1

Diodes Incorporated Reports Record Third Quarter 2018

Financial Results

Continued Market Share Gains Result in Record Historical Financial Performance and Profits with Above Seasonal Results Expected for the Fourth Quarter

Plano, Texas – Nov. 6, 2018 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the third quarter ended September 30, 2018.

Third Quarter Highlights

•	Revenue was a record $320.9 million, an increase of 12.5 percent from the $285.2 million in the third quarter 2017 and an increase of 5.5 percent from the $304.1 million in the second quarter 2018;
•	GAAP gross profit was a record $115.2 million, compared to $96.3 million in the third quarter 2017 and $107.3 million in the second quarter 2018;
•	GAAP gross profit margin was 35.9 percent, compared to 33.8 percent in the third quarter 2017 and 35.3 percent in the second quarter 2018;
•

GAAP net income was a record $30.9 million, or $0.61 per diluted share, compared to GAAP net income of $14.5 million, or $0.29 per diluted share, in the third quarter 2017 and GAAP net income of $25.1 million, or $0.49 per diluted share, in the second quarter 2018;

•

Non-GAAP adjusted net income was a record $34.5 million, or $0.68 per diluted share, compared to $22.6 million, or $0.45 per diluted share, in the third quarter 2017 and $29.3 million, or $0.58 per diluted share, in the second quarter 2018;

•	Excluding $3.8 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.07 per diluted share;
•

EBITDA was a record $72.0 million, or 22.4 percent of revenue, compared to $46.8 million, or 16.4 percent of revenue, in the third quarter 2017 and $64.5 million, or 21.2 percent of revenue, in the second quarter 2018; and

•

Achieved cash flow from operations of $35.5 million and $16.4 million free cash flow, including $19.2 million of capital expenditures. Net cash flow was a negative $2.7 million, which includes the pay down of $21.7 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, president and chief executive officer, stated,

“The third quarter marked Diodes’ best quarterly performance in the Company’s history, achieving record financial results and the sixth quarter of sequential organic revenue growth in the past seven quarters. Our consistently strong growth reflects our aggressive past design win activity and continued market share gains at new and existing customers, which also contributed to record automotive revenue growing 27% year-over-year as well as record industrial revenue increasing 32% over the same time period. This above-average corporate growth has resulted in these two end markets combined reaching 36% of total revenue, bringing us closer to our goal of 40%. Diodes’ solid positioning with customers, diversified product lines and end markets, as well as continued advancements in technology and packaging innovation has generated exceptional performance across multiple product categories, including continued growth from our Pericom products.

“Also worth highlighting is Diodes’ significant earnings power and cash generation as we drive revenue growth with non-GAAP operating expenses at our target model of 20% of revenue, which we achieved in the third quarter. In fact, our trailing twelve months non-GAAP earnings per share exceeds the two-year combined total for 2016 and 2017.

“As we look to the fourth quarter, we expect to further extend our better-than-market performance due to our strong past design win momentum and ongoing market share gains. Strength in Asia is anticipated to largely offset the typical seasonality in U.S. and Europe, resulting in our guidance for revenue being down only 1.9% sequentially at the mid-point. Based on our current expectations, we are on track to report one of the best performing years in Diodes’ history.”

Third Quarter 2018

Revenue for third quarter 2018 was $320.9 million, an increase of 12.5 percent from $285.2 million in third quarter 2017 and an increase of 5.5 percent from $304.1 million in the second quarter 2018.

GAAP gross profit for the third quarter 2018 was a record $115.2 million, or 35.9 percent of revenue, compared $93.3 million in the third quarter 2017, or 33.8 percent of revenue, and $107.3 million in the second quarter 2018, or 35.3 percent of revenue.  The increase in gross margin was due primarily to favorable product mix as well as improved capacity utilization and the continued 8” ramp at the Company’s Shanghai fabrication facility (SFAB).

GAAP operating expenses for third quarter 2018 were $69.4 million, or 21.6 percent of revenue, and $65.0 million, or 20.3 percent of revenue, on a non-GAAP basis, which excluded $4.4 million of amortization of acquisition-related intangible asset expenses. GAAP operating expenses in the third quarter 2017 were $72.6 million, or 25.5 percent of revenue, and in the second quarter 2018 were $69.4 million, or 22.8 percent of revenue.

Third quarter 2018 GAAP net income was a record $30.9 million, or $0.61 per diluted share, compared to net income of $14.5 million, or $0.29 per diluted share, in third quarter 2017 and net income of $25.1 million, or $0.49 per diluted share, in second quarter 2018.

Third quarter 2018 non-GAAP adjusted net income was a record $34.5 million, or $0.68 per diluted share, which excluded, net of tax, $3.6 million of non-cash acquisition-related intangible asset amortization costs. This compares to non-GAAP adjusted net income of $22.6 million, or $0.45 per diluted share, in the third quarter 2017 and $29.3 million, or $0.58 per diluted share, in the second quarter 2018.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		September 30, 2018
GAAP net income		$30,908

GAAP diluted income per share		$0.61

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom		2,633

Amortization of acquisition-related intangible assets	2,633

Others		987

Amortization of acquisition-related intangible assets	987

Non-GAAP net income		$34,528

Non-GAAP diluted earnings per share		$0.68

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in third quarter 2018 GAAP net income and non-GAAP adjusted net income was approximately $3.8 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.07 per diluted share for third quarter 2018, $0.06 for third quarter 2017 and $0.07 for second quarter 2018.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the third quarter 2018 was a record $72.0 million, or 22.4 percent of revenue, compared to $46.8 million, or 16.4 percent of revenue, in the third quarter 2017 and $64.5 million, or 21.2 percent of revenue in the second quarter 2018. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For third quarter 2018, net cash provided by operating activities was $35.5 million. Net cash flow was a negative $2.7 million, including the $21.7 million long-term debt pay down. Free cash flow (a non-GAAP measure) was $16.4 million, which includes $19.2 million of capital expenditures.

Balance Sheet

As of September 30, 2018, the Company had approximately $157.6 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion) totaled approximately $166.3 million, and working capital was approximately $385.7 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending September 30, 2018.

Business Outlook

Dr. Lu concluded, “We expect revenue in the fourth quarter of 2018 to be approximately $315 million, plus or minus 3 percent. At the mid-point, this represents growth of 17.3 percent over the prior year period and down 1.9 percent sequentially, which is better than typical seasonality.  We expect GAAP gross margin to be 36.0 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.0 percent of revenue, plus or minus 1 percent.  We expect net interest expense to be approximately $2.0 million.  Our income tax rate is expected to be 29.5 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 52.2 million.”

Purchase accounting adjustments of $3.5 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, November 6, 2018, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its third quarter 2018 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 8186099. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until November 13, 2018 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 8186099. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Inc.

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes also has timing, connectivity, switching, and signal integrity solutions for high-speed signals. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facility is located in Manchester, with an additional facility located in Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus, and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; Munich, Germany; and Tokyo, Japan, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2018 and beyond; that for the fourth quarter of 2018, we expect revenue to range between $315 million plus or minus 3percent, which at the mid-point, is better than typical seasonality; expect GAAP gross margin to be 36.0 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.0 percent of revenue, plus or minus 1 percent; expect net interest expense to be approximately $2.0  million; expect tax rate to be 29.5 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the fourth quarter are anticipated to be approximately 52.2 million; purchase accounting adjustments for Pericom and previous acquisitions of $3.5 million after tax are not included in these non-GAAP estimates; our expectation that we may be positioned to have our most profitable year in the Company’s history in 2018; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will,” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the company’s website: http://www.diodes.com. Written requests may be sent directly to the company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:Investor Relations Contact:

Diodes Inc.Shelton Group

Laura Mehrl Leanne Sievers

Director of Investor Relations President, Investor Relations

P: 972-987-3959P: 949-224-3874

E: laura_mehrl@diodes.comE: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
NET SALES	$320,946	$285,247	$899,543	$785,774

COST OF GOODS SOLD	205,732	188,900	578,466	525,377

Gross profit	115,214	96,347	321,077	260,397

OPERATING EXPENSES
Selling, general and administrative	42,475	43,525	131,778	122,912
Research and development	22,549	20,379	64,799	58,215
Amortization of acquisition-related intangible assets	4,418	4,694	13,863	14,098
Restructuring	-	2,039	206	6,108
Other operating (income) expense	(66)	1,993	(191)	2,162
Total operating expenses	69,376	72,630	210,455	203,495

Income from operations	45,838	23,717	110,622	56,902

OTHER INCOME (EXPENSES)
Interest income	474	389	1,431	992
Interest expense	(2,318)	(3,561)	(7,619)	(10,493)
Foreign currency loss, net	(655)	(1,312)	(3,384)	(6,734)
Others	1,061	597	6,073	1,128
Total other expenses	(1,438)	(3,887)	(3,499)	(15,107)

Income before income taxes and noncontrolling interest	44,400	19,830	107,123	41,795

INCOME TAX PROVISION	13,190	5,052	31,726	11,651

NET INCOME	31,210	14,778	75,397	30,144

Less: NET INCOME attributable to noncontrolling interest	(302)	(328)	(895)	(1,298)

NET INCOME attributable to common stockholders	$30,908	$14,450	$74,502	$28,846

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.62	$0.29	$1.50	$0.59
Diluted	$0.61	$0.29	$1.46	$0.58

Number of shares used in computation
Basic	50,115	49,057	49,713	48,633
Diluted	51,077	50,416	50,883	50,061

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2018:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$30,908

Earnings per share (Per-GAAP)
Diluted			$0.61

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			2,633

Amortization of acquisition-related intangible assets	3,212	(579)

Others			987

Amortization of acquisition-related intangible assets	1,206	(219)

Non-GAAP			$34,528

Diluted shares used in computing earnings per share			51,077

Non-GAAP earnings per share
Diluted			$0.68

Note:  Included in GAAP and non-GAAP net income was approximately $3.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended September 30, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$14,450

Earnings per share (Per-GAAP)
Diluted				$0.29

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,530

Amortization of acquisition-related intangible assets		3,085	(555)

KFAB				4,389

Restructuring		2,039	(714)

Shut-down related costs	2,722		(953)

Impairment of fixed assets		1,993	(698)

Others				1,265

Amortization of acquisition-related intangible assets		1,609	(344)

Non-GAAP				$22,634

Diluted shares used in computing earnings per share				50,416

Non-GAAP earnings per share
Diluted				$0.45

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $3.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.06 per share.

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2018:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$74,502

Earnings per share (Per-GAAP)
Diluted			$1.46

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			7,811

Amortization of acquisition-related intangible assets	9,526	(1,715)

KFAB			273

Restructuring	206	67

Others			5,557

Amortization of acquisition-related intangible assets	4,337	(794)

Officer retirement	2,550	(536)

Non-GAAP			$88,143

Diluted shares used in computing earnings per share			50,883

Non-GAAP earnings per share
Diluted			$1.73

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $11.2 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.22 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the nine months ended September 30, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$28,846

Earnings per share (Per-GAAP)
Diluted				$0.58

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				7,752

Retention costs		353	(124)

Amortization of acquisition-related intangible assets		9,174	(1,651)

KFAB				7,034

Restructuring		6,108	(2,138)

Shut-down related costs	2,722		(953)

Impairment of fixed assets		1,993	(698)

Others				3,879

Amortization of acquisition-related intangible assets		4,924	(1,045)

Non-GAAP				$47,511

Diluted shares used in computing earnings per share				50,061

Non-GAAP earnings per share
Diluted				$0.95

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $9.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.18 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the third quarter of 2018 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the third quarter of 2018, FCF was a $16.4 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net income (per-GAAP)	$30,908	$14,450	$74,502	$28,846
Plus:
Interest expense, net	1,844	3,172	6,188	9,501
Income tax provision	13,190	5,052	31,726	11,651
Depreciation and amortization	26,072	24,096	78,218	71,195
EBITDA (non-GAAP)	$72,014	$46,770	$190,634	$121,193

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2018	2017
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$150,274	$203,820
Short-term investments	7,280	4,558
Accounts receivable, net	228,065	200,112
Inventories	219,146	216,506
Prepaid expenses and other	42,804	37,328
Total current assets	647,569	662,324

PROPERTY, PLANT AND EQUIPMENT, net	454,086	459,169

DEFERRED INCOME TAXES	44,000	40,580

OTHER ASSETS
Goodwill	132,910	134,187
Intangible assets, net	142,487	156,445
Other	46,732	35,968
Total assets	$1,467,784	$1,488,673

CURRENT LIABILITIES
Line of Credit	$12,283	$1,008
Accounts payable	117,118	108,001
Accrued liabilities and other	92,039	99,301
Income tax payable	14,145	18,216
Current portion of long-term debt	26,285	20,636
Total current liabilities	261,870	247,162

LONG-TERM DEBT, net of current portion	139,987	247,492
DEFERRED TAX LIABILITIES - non current	26,308	25,176
OTHER LONG-TERM LIABILITIES	87,168	94,925
Total liabilities	515,333	614,755

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 50,190,959 and 49,130,090, issued and outstanding at September 30, 2018 and December 31, 2017, respectively	34,433	33,727
Additional paid-in capital	395,412	386,338
Retained earnings	607,189	532,687
Treasury stock, at cost, 1,457,206 shares held at September 30, 2018 and December 31,2017	(37,768)	(37,768)
Accumulated other comprehensive loss	(91,598)	(83,480)
Total Diodes Incorporated stockholders' equity	907,668	831,504
Noncontrolling interest	44,783	42,414
Total equity	952,451	873,918
Total liabilities and equity	$1,467,784	$1,488,673